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                                  EXHIBIT 5.1

















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                                June 12, 1996



Emeritus Corporation
2003 Western Ave., Ste. 660
Seattle, WA  98121

     RE: REGISTRATION ON FORM S-8 OF SHARES OF COMMON STOCK, PAR VALUE $.0001 PER SHARE, OF EMERITUS CORPORATION (THE "COMPANY")

Gentlemen and Ladies:

     We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which you are filing with the Securities and Exchange Commission with respect to 1,250,000 shares of Common Stock, $.0001 par value per share, of the Company (the "Shares"), which are to be issued pursuant to the Emeritus Corporation 1995 Stock Incentive Plan and the Emeritus Corporation 1995 Stock Option Plan for Nonemployee Directors (the "Plans").

     We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

     Based upon and subject to the foregoing, we are of the opinion that the Shares that will be issued pursuant to the Plans have been duly authorized and that, upon the due execution by the Company and the registration by its registrars of the Shares, issuance thereof by the Company and receipt of the consideration therefor in accordance with the terms of the Plans, the Shares will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under
Section 7 of the Act.

                              Very truly yours,

                              /s/ PERKINS COIE